Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 3, 2026, except for the effects of the stock split discussed in Note 17 to the consolidated financial statements, as to which the date is October 26, 2026, relating to the consolidated financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-299405) of Bambusa Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-299405) incorporated by reference in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 2026